                                                                  EXHIBIT (A)(5)

                           OFFER TO PURCHASE FOR CASH
                  UP TO 30,000,000 SHARES OF ITS COMMON STOCK
                            AT $70.00 NET PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF

                                ITT CORPORATION

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 13, 1997, UNLESS EXTENDED. THE COMPANY EXPECTS (ALTHOUGH IT IS NOT OBLIGATED) TO EXTEND THE OFFER, SUBJECT TO THE OTHER TERMS AND CONDITIONS THEREOF, UNTIL SUCH TIME AS ALL REQUIRED APPROVALS FOR THE OFFER AND THE DESTINATIONS DISTRIBUTION (AS DEFINED IN THE OFFER TO PURCHASE) ARE OBTAINED.

                                                                   July 17, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     ITT Corporation, a Nevada corporation (the "Company"), has appointed us to act as Dealer Managers in connection with its offer pursuant to which the Company is inviting its stockholders to tender shares of its Common Stock, no par value (the "Common Stock"), together with the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $70.00 per Share (such price, or any other price set forth in an amendment to the Offer to Purchase referred to below, being the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 17, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). We enclose herewith the materials listed below relating to the Offer.

     All shares properly tendered and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration provisions described therein. The Company reserves the right, in it sole discretion, to purchase more than 30,000,000 Shares pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING VALIDLY TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 11 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        (1) Offer to Purchase dated July 17, 1997;

          (2) Letter of Transmittal for your use and for the information of your clients (together with "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9");

          (3) Letter from Rand V. Araskog, Chairman, and Chief Executive of the Company, dated July 16, 1997, to stockholders of the Company;

          (4) Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available (or the procedure for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach Citibank, N.A., the depositary for the Offer (the "Depositary"), before the Expiration Date (as defined in the Offer to Purchase);

          (5) Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer; and

        (6) Return envelope addressed to Citibank, N.A., as Depositary.

     WE URGE YOU TO BRING THE OFFER TO THE ATTENTION OF YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 13, 1997, UNLESS THE OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Managers, the Information Agent or the Depository as described in
Section 13 of the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     In order to take advantage of this Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     As described in Section 2 under "The Tender Offer" in the Offer to Purchase, tenders may be made even though stock certificates are not immediately available (or the procedure for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the Depositary before the Expiration Date, if such tenders are made by or through an "Eligible Institution" (as defined in the Offer to Purchase). Certificates for Shares so tendered in proper form for transfer (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at either of the "Book-Entry Transfer Facilities" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Depositary within three New York Stock Exchange trading days after the date of execution of a properly completed and duly executed Notice of Guaranteed Delivery.

     Any inquiries you may have with respect to the Offer should be directed to the Dealer Managers or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent, Georgeson & Company Inc., telephone: (212) 440-9800 (collect) or (800) 223-2064 (toll free).

                               Very truly yours,

GOLDMAN, SACHS & CO.                                     LAZARD FRERES & CO. LLC

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGERS OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY CONTAINED THEREIN.

                                        2